BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*090704*

Filed on 04/11/2016

Certificate of Amendment

(Pursuant to NRS 78.385 AND 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

Filed by Custodian

(Pursuant to NRS 78.347)

1.   Name of corporation:

Ilustrato Pictures International, Inc.

2.  Any previous criminal, administrative, civil or National Association of Securities Dealers, Inc. or Securities and Exchange Commission investigations, violations or convictions concerning the custodian and any affiliate of the custodian are disclosed as follows:

None.

3. Custodian Statement:

Reasonable attempts were made to contact the officers or directors of the corporation to request that the corporation comply with corporate formalities and continue to its business. I am continuing the business and attempting to further the interest of the shareholders. I will resinstate or maintain the corporate charter.

4.   Custodian Signature:

Adam Tracy for Barton Hollow, LLC Name of Custodian	/s/ Adam Tracy Authorized Signature of Custodian

Filing Fee: $175

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised: 1-5-15